DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of the 13th day of May, 2011 (the “Agreement”) by and between Wizard World, Inc., a Delaware corporation (the “Company”), and John Macaluso, an individual with an address 1240 5th Street, Manhattan Beach, CA 91403  (the “Director”).

WHEREAS, the Company appointed the Director on May 13th, 2011 and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.           Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial one-year term on the Board shall be subject to any necessary approval by the Company’s stockholders.

2.           Duties.  (a)  During the Directorship Term (as defined herein), the Director make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b)           The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities.  Notwithstanding the same, the Director will use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits.  At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3.           Compensation.

(a)           Stock Option.  The Director shall receive, upon execution of this Agreement, a non-qualified stock option to purchase up to one hundred and fifty thousand (150,000) shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the execution date of this Agreement.  Such option shall be exercisable for a period of five years.  The option shall vest in equal amounts over a period of three (3) years at the rate of twelve thousand five hundred (12,500) shares per fiscal quarter at the end of such quarter, commencing in the quarter in which the Director enters into this Agreement, and pro-rated for the number of days the Director serves on the Board during the fiscal quarter.  Notwithstanding the foregoing, if the Director ceases to be a member of Board at any time during the three (3) year vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any un-vested options shall be irrefutably forfeited.

(b)           Independent Contractor.  The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(c)           Expense Reimbursements.  During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must be approved in advance by the Company.

4.           Directorship Term.  The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur:

(a)           the death of the Director;

(b)           the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director;

(c)           the removal of the Director from the Board by the majority stockholders of the Company; and

(d)           the resignation by the Director from the Board.

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5.           Director’s Representation and Acknowledgment.  The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6.           Director Covenants.

(a)           Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)           Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

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(c)           Remedies.  The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(d)           The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.           Indemnification.  The Company agrees to indemnify the Director for his activities as a member of the Board as set forth in the Director and Officer Indemnification Agreement, a form of which is attached hereto as Exhibit A.

8.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9.           Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

Wizard World, Inc.

1350 Avenue of the Americas, 2nd Floor

New York, NY 10019

Attn:  Gareb Shamus, President and CEO

Telephone: (646) 380-2486

Facsimile: (212) 707-8180

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with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

33 Wood Avenue South, 6th Floor

Iselin, New Jersey 08830

Attn:  Joseph M. Lucosky, Esq.

Telephone: (732) 395-4400

Facsimile:   (732) 395-4401

If to the Director:

1240 5th Street

Manhattan Beach, CA 91403

Telephone:  _____________

Facsimile: ______________

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10.           Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11.           Entire Agreement.  This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12.           Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in the State of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

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14.           Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

15.           Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

16.           Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[-Signature Page Follows-]

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

WIZARD WORLD, INC.

By:	/s/ Gareb Shamus
Name:	Gareb Shamus
Title:	President and Chief Executive Officer

DIRECTOR

/s/ John Macaluso
John Macaluso

[Signature page to Director Agreement]

EXHIBIT A

FORM OF Director and Officer Indemnification Agreement

WIZARD WORLD, INC.

FORM OF DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

This Director and Officer Indemnification Agreement, dated as of ___________ (the “Agreement”), is made by and between Wizard World, Inc., a Delaware corporation (the “Company”), and _____________(the “Indemnitee”).

RECITALS:

A.           Section 141 of the Delaware General Corporation Law provides that the business and affairs of a corporation shall be managed by or under the direction of its board of directors.

B.           By virtue of the managerial prerogatives vested in the directors and officers of a Delaware corporation, directors and officers act as fiduciaries of the corporation and its stockholders.

C.            It is critically important to the Company and its stockholders that the Company be able to attract and retain the most capable persons reasonably available to serve as directors and officers of the Company.

D.           In recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, Delaware law authorizes (and in some instances requires) corporations to indemnify their directors and officers, and further authorizes corporations to purchase and maintain insurance for the benefit of their directors and officers.

E.           The Delaware courts have recognized that indemnification by a corporation serves the dual policies of (1) allowing corporate officials to resist unjustified lawsuits, secure in the knowledge that, if vindicated, the corporation will bear the expense of litigation, and (2) encouraging capable women and men to serve as corporate directors and officers, secure in the knowledge that the corporation will absorb the costs of defending their honesty and integrity.

F.           The number of lawsuits challenging the judgment and actions of directors and officers of Delaware corporations, the costs of defending those lawsuits and the threat to personal assets have all materially increased over the past several years, chilling the willingness of capable women and men to undertake the responsibilities imposed on corporate directors and officers.

G.           Recent federal legislation and rules adopted by the Securities and Exchange Commission and the national securities exchanges have exposed such directors and officers to new and substantially broadened civil liabilities.

H.           Under Delaware law, a director’s or officer’s right to be reimbursed for the costs of defense of criminal actions, whether such claims are asserted under state or federal law, does not depend upon the merits of the claims asserted against the director or officer and is separate and distinct from any right to indemnification the director may be able to establish.

I.           Indemnitee is, or will be, a director and/or officer of the Company and his or her willingness to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the State of Delaware, and upon the other undertakings set forth in this Agreement.

J.            In recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s service as a director and/or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s certificate of incorporation or bylaws (collectively, the “Constituent Documents”), any change in the composition of the Company’s Board of Directors (the “Board”) or any change-in-control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification and advancement of Expenses to Indemnitee on the terms, and subject to the conditions, set forth in this Agreement.

K.           In light of the considerations referred to in the preceding recitals, it is the Company’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1. Certain Definitions.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Change in Control” shall have occurred at such time, if any, as Incumbent Directors cease for any reason to constitute a majority of Directors.  For purposes of this Section 1(a), “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(b) “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (ii) any inquiry or investigation, whether made, instituted or conducted by the Company or any other Person, including, without limitation, any federal, state or other governmental entity, that Indemnitee reasonably determines might lead to the institution of any such claim, demand, action, suit or proceeding.  For the avoidance of doubt, the Company intends indemnity to be provided hereunder in respect of acts or failure to act prior to, on or after the date hereof.

(c)  “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Company.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast 15% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(e) “Expenses” means reasonable attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

(f) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence, or (iii) Indemnitee’s status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status.  In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, agent, trustee or other fiduciary of such entity or enterprise and (i) such entity or enterprise is or at the time of such service was a Controlled Affiliate, (ii) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate, or (iii) the Company or a Controlled Affiliate (by action of the Board, any committee thereof or the Company’s Chief Executive Officer (“CEO”) (other than as the CEO him or herself)) caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.

(g) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim; provided, however, that Indemnifiable Losses shall not include Expenses incurred by Indemnitee in respect of any Indemnifiable Claim (or any matter or issue therein) as to which Indemnitee shall have been adjudged liable to the Company, unless and only to the extent that the Delaware Court of Chancery or the court in which such Indemnifiable Claim was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Expenses as the court shall deem proper.

(h) “Independent Counsel” means a nationally recognized law firm, or a member of a nationally recognized law firm, that is experienced in matters of Delaware corporate law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company (or any subsidiary) or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid or payable in settlement, including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(j) “Person” means any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(k) “Standard of Conduct” means the standard for conduct by Indemnitee that is a condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of or resulting from an Indemnifiable Claim.  The Standard of Conduct is (i) good faith and a reasonable belief by Indemnitee that his action was in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that Indemnitee had no reasonable cause to believe that his conduct was unlawful, or (ii) any other applicable standard of conduct that may hereafter be substituted under Section 145(a) or (b) of the Delaware General Corporation Law or any successor to such provision(s).

2. Indemnification Obligation.  Subject only to Section 7 and to the proviso in this Section, the Company shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that, except as provided in Section 5, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with (i) any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim or the Claim relates to or arises from the enforcement or prosecution of a right to indemnification under this Agreement, or (ii) the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.  Nothing herein is intended to limit the scope of permitted indemnification to Indemnitee under the laws of the State of Delaware

3. Advancement of Expenses.  Indemnitee shall have the right to advancement by the Company prior to the final disposition of any Indemnifiable Claim of any and all actual and reasonable Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee.  Without limiting the generality or effect of any other provision hereof, Indemnitee’s right to such advancement is not subject to the satisfaction of any Standard of Conduct.  Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee that is accompanied by supporting documentation for specific reasonable Expenses to be reimbursed or advanced, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim.  In connection with any such payment, advancement or reimbursement, at the request of the Company, Indemnitee shall execute and deliver to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses, by or on behalf of the Indemnitee, to repay any amounts paid, advanced or reimbursed by the Company in respect of Expenses relating to, arising out of or resulting from any Indemnifiable Claim in respect of which it shall have been determined, following the final disposition of such Indemnifiable Claim and in accordance with Section 7, that Indemnitee is not entitled to indemnification hereunder.

4. Indemnification for Additional Expenses.  Without limiting the generality or effect of the foregoing, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request accompanied by supporting documentation for specific Expenses to be reimbursed or advanced, any and all actual and reasonable Expenses paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company; provided, however, if it is ultimately determined that the Indemnitee is not entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be, then the Indemnitee shall be obligated to repay any such Expenses to the Company; provided further, that, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be, Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.

5. Partial Indemnity.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss but not for the entire amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Procedure for Notification.  To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefore, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss.  If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all Indemnifiable Claims and Indemnifiable Losses in accordance with the terms of such policies.  The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, substantially concurrently with the delivery thereof by the Company.  The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and to the extent that such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

7.  Determination of Right to Indemnification.

(a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitee shall be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination (as defined in Section 7(b)) shall be required.

(b) To the extent that the provisions of Section 7(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination required to be made under the laws of the State of Delaware as to whether Indemnitee has satisfied the applicable Standard of Conduct (a “Standard of Conduct Determination”) shall be made as follows:  (i) if a Change in Control shall not have occurred, or if a Change in Control shall have occurred but Indemnitee shall have requested that the Standard of Conduct Determination be made pursuant to this clause (i), (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (C) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so direct, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and (ii) if a Change in Control shall have occurred and Indemnitee shall not have requested that the Standard of Conduct Determination be made pursuant to clause (i) above, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

(c) If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 7(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 7(b) to have satisfied the applicable Standard of Conduct, then the Company shall pay to Indemnitee, within five business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted, and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.  Nothing herein is intended to mean or imply that the Company is intending to use Section 145(f) of the Delaware General Corporation Law to dispense with a requirement that Indemnitee meet the applicable Standard of Conduct where it is otherwise required by such statute.

(d) If a Standard of Conduct Determination is required to be, but has not been, made by Independent Counsel pursuant to Section 7(b)(i), the Independent Counsel shall be selected by the Board or a committee of the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected.  If a Standard of Conduct Determination is required to be, or to have been, made by Independent Counsel pursuant to Section 7(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected.  In either case, Indemnitee or the Company, as applicable, may, within five business days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(h), and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the Person so selected shall act as Independent Counsel.  If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice.  If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections.  If no Independent Counsel that is permitted under the foregoing provisions of this Section 7(d) to make the Standard of Conduct Determination shall have been selected within 30 calendar days after the Company gives its initial notice pursuant to the first sentence of this Section 7(d) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 7(d), as the case may be, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by the Court or by such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel.  In all events, the Company shall pay all of the actual and reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 7(b).

8. Cooperation.  Indemnitee shall cooperate with reasonable requests of the Company in connection with any Indemnifiable Claim and any individual or firm making such Standard of Conduct Determination, including providing to such Person documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to defend the Indemnifiable Claim or make any Standard of Conduct Determination without incurring any unreimbursed cost in connection therewith.  The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request accompanied by supporting documentation for specific costs and expenses to be reimbursed or advanced, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) actually and reasonably incurred by Indemnitee in so cooperating with the Person defending the Indemnifiable Claim or making such Standard of Conduct Determination.

9. Presumption of Entitlement.  Notwithstanding any other provision hereof, in making any Standard of Conduct Determination, the Person making such determination shall presume that Indemnitee has satisfied the applicable Standard of Conduct.

10. No Other Presumption.  For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable Standard of Conduct or that indemnification hereunder is otherwise not permitted.

11. Non-Exclusivity.  The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, or the substantive laws of the Company’s jurisdiction of incorporation, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will without further action be deemed to have such greater right hereunder, and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder.  The Company may not, without the consent of Indemnitee, adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement.

12.  Liability Insurance and Funding.  For the duration of Indemnitee’s service as a director and/or officer of the Company and for a reasonable period of time thereafter, which such period shall be determined by the Company in its sole discretion, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company, and, if applicable, that is substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance.  Upon reasonable request, the Company shall provide Indemnitee or his or her counsel with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials.  In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy.  Notwithstanding the foregoing, (i) the Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including, without limitation, a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement and (ii) in renewing or seeking to renew any insurance hereunder, the Company will not be required to expend more than 2.0 times the premium amount of the immediately preceding policy period (equitably adjusted if necessary to reflect differences in policy periods).

13. Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other Persons (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f).  Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including reasonable attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

14. No Duplication of Payments.

(a) The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise already actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

(b) Notwithstanding anything to the contrary contained in Section 14(a) above, the Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more venture capital funds, the general partners, managing members or other control persons and/or any affiliated management companies of such venture capital funds, and certain of its or their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees that in connection with any Indemnifiable Claim, (i) it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Company’s Constituent Documents (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 14(b).

15.  Defense of Claims.  Subject to the provisions of applicable policies of directors’ and officers’ liability insurance, if any, the Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume or lead the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee determines, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, or (d) Indemnitee has interests in the claim or underlying subject matter that are different from or in addition to those of other Persons against whom the Claim has been made or might reasonably be expected to be made, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim for all indemnitees in Indemnitee’s circumstances) at the Company’s expense.  The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent.  The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim.  Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

16. Mutual Acknowledgment. Both the Company and the Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company may be required in the future to undertake to the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee and, in that event, the Indemnitee’s rights and the Company’s obligations hereunder shall be subject to that determination.

17. Successors and Binding Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b).  Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

18. Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder must be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

19. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the Chancery Court of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement, waive all procedural objections to suit in that jurisdiction, including, without limitation, objections as to venue or inconvenience, agree that service in any such action may be made by notice given in accordance with Section 18 and also agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.

20.  Validity.  If any provision of this Agreement or the application of any provision hereof to any Person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal.  In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

21. Miscellaneous.  No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that is not set forth expressly in this Agreement.

22. Certain Interpretive Matters.  Unless the context of this Agreement otherwise requires, (1) “it” or “its” or words of any gender include each other gender, (2) words using the singular or plural number also include the plural or singular number, respectively, (3) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (4) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Annex or Exhibit of or to this Agreement, (5) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (6) the word “or” is disjunctive but not exclusive.  Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day.  As used herein, “business day” means any day other than Saturday, Sunday or a United States federal holiday.

23. Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.  Any prior agreements or understandings between the parties hereto with respect to indemnification are hereby terminated and of no further force or effect.  This Agreement is not the exclusive means of securing indemnification rights of Indemnitee and is in addition to any rights Indemnitee may have under any Constituent Documents.

24.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

25. Duration of Agreement.  This Agreement shall continue until and terminate upon the later of:  (a) six years  after the date that the Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the Indemnitee served at the request of the Company; (b) the expiration of the applicable statutes of limitations pertaining to any and all potential proceedings covered by the indemnification provided for herein; or (c) the final termination of all pending proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to this Agreement relating thereto.

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IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

Wizard World, Inc. By:____________________ Name: Title: INDEMNITEE: _______________________ Name: Address: